Exhibit 10.27

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
COVERING SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Stock Option Award

Fiscal 2014 – Overview

April 1, 2013

This Overview is qualified in its entirety by reference to the Memorandum to Participants in the Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan and to the Plan itself. Copies of the Memorandum and the Plan are available from your Human Resources Department
OVERVIEW
The Ralph Lauren Corporation (the “Company”) 2010 Long-Term Stock Incentive Plan (the “Plan”) authorizes the Compensation & Organizational Development Committee of the Board of Directors (the “Compensation Committee”) to grant equity awards to officers and other employees of the Company and its Subsidiaries and Affiliates.
This Overview explains the Company’s current Stock Option program under the Plan, describes its benefits to you as a participant, and outlines the various steps needed to be taken in regard to your Stock Option grant.

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A Stock Option granted under the Plan provides a participant the opportunity to purchase, within a specified period of time, a stated number of shares of the Company’s Class A Common Stock (traded on the New York Stock Exchange under the symbol RL) at a fixed price (the Option grant price)

▪	The Option grant price equals the Fair Market Value (the average of the high and the low sales prices) of a share of the Company’s Class A Common Stock on the grant date

▪	Stock Options increase in value when the price of the Company’s Class A Common stock moves above the Option grant price

▪	Unlike actual share ownership, Stock Options do not provide voting rights or earn dividends
AWARD OBJECTIVES
Objectives of the Stock Option program are to:

1.	Attract and retain exceptional individuals of superior talent

2.	Motivate such individuals to achieve longer-range performance

3.	Enable such individuals to participate in the long-term growth and financial success of the Company

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PLAN ADMINISTRATION
The Company’s Human Resources Department administers the program and Merrill Lynch Wealth Management (“Merrill Lynch”) is the recordkeeper. Participants must have an open brokerage account at Merrill Lynch in order to exercise vested Stock Options. To open a brokerage account, or for questions regarding your account and account transactions, contact Merrill Lynch at (609) 818-8908 or (877) 765-7656.
The Company’s Board of Directors reserves the right to amend, modify or terminate the Plan at any time, subject to stockholder approval, if required. No such amendment to the Plan would adversely affect any Stock Options then outstanding.
Nothing contained herein may be construed as creating a promise of future benefits or a binding contract with the Company. Further, an individual’s employment continues to be at will.
For questions regarding the Plan and its provisions, contact Human Resources.
ELIGIBILITY FOR STOCK OPTION GRANT
Equity awards, including Stock Option awards, may be granted annually to designated, key executives who have a significant impact on the strategic direction and business results of the Company, and who are actively employed on April 1 of the year when the grant is being made.
Guidelines have been established for the number and types of equity awards eligible participants may receive. The guidelines reflect a position’s scope, accountability and impact on the organization, and may also reflect changes in the value of the Company’s Class A Common Stock.
Please note that these guidelines do not constitute a guarantee that any specific individual will receive an equity award in any given or subsequent year, or guarantee the type or size of any grant, if a grant is made.

An eligible employee who receives a Below Expectations (B) or Unsatisfactory (U) rating on his or her annual performance appraisal is not eligible for an equity award in the fiscal year following that performance appraisal period.

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OPTION PRICE
The Option grant price, which is equal to the Fair Market Value on the date of grant, is provided on your stock notification and on your Merrill Lynch statement. Though the stock price may fluctuate over the term of the Option, the Option grant price does not change, except in the event of a stock split or other similar event.
VESTING PERIOD AND EXPIRATION OF OPTIONS
Stock Options vest in three equal, annual installments beginning on the first anniversary of the grant and are 100% vested after three years. Vested Stock Options must be exercised by the end of their “contractual term” or else they will be forfeited. Currently, Stock Options have a seven-year contractual term.

VESTING/EXPIRATION SCHEDULE1
1 Vesting contingent upon continuous service to the respective vesting dates. In addition, Option expiration dates may be accelerated based on certain employment events such as Retirement. Refer to the If You Leave The Company chart on page 7.
2Stock Options granted prior to June 2006 have a ten-year contractual term.

Although participants have the right to exercise Stock Options once they have vested, they may choose to hold vested Options in anticipation of future gains from an increase in the stock price.

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VALUE OF STOCK OPTIONS
Stock Options increase in value when the market price of the Company’s Class A Common Stock rises above the Stock Option grant price. Upon exercise, the difference between the market price and the Option grant price is considered the gain received from the exercise.
This example demonstrates how the value of the award increases as stock price increases:
EXAMPLE: POTENTIAL VALUE
AWARD OF 600 STOCK OPTIONS

	Grant Price	If Future Stock Price Reaches:
	$165	$190	$215	$240
Gain per Share (assumes all shares granted have vested and are exercised)	n/a	$25	$50	$75
Gain per Share x 600 Shares	n/a	$15,000	$30,000	$45,000
Example is hypothetical and is not a forecast of growth in the Company’s Class A Common Stock price

STOCK OPTION EXERCISE
All Stock Option exercise transactions and recordkeeping are performed for the Company by Merrill Lynch. Participants must have an open brokerage account at Merrill Lynch in order to exercise Stock Options.
The exercise of vested Stock Options has tax consequences in most jurisdictions. Contact your financial advisor for important information about how Stock Option exercises impact you.

For employees at the Corporate Vice President and Division Senior Vice President level or above (“Officers”) and for all employees in the Finance, Legal and Human Resources departments, all transactions in the Company’s securities (including, but not limited to purchases, sales, transfers, etc.) must be conducted during an open trading window and pre-cleared with the Corporate Counsel, or their designee. If contemplating a transaction, please provide a written request via e-mail to RLTrading@ralphlauren.com, specifying the number of shares you wish to exercise and/or the number of shares you wish to purchase or sell before contacting Merrill Lynch or any other broker, or taking any other step to initiate a transaction.

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Once pre-clearance is received from the Corporate Counsel, or their designee, Officers and all employees in the Finance, Legal, and Human Resources departments must indicate their intent to exercise by contacting the Executive Advisory Team at Merrill Lynch at (800) 937-0526 between 8:30 a.m. and 6:00 p.m. (ET) on any day the New York Stock Exchange is open. Outside the U.S., Puerto Rico or Canada, call (212) 236-5574.

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All transactions in the Company’s securities, including cash or cashless exercise of Stock Options and sales and purchases of the Company’s Class A Common Stock as described below, are prohibited during a Company trading blackout period as defined in the Company’s Securities Trading policy which is included in this Overview beginning on page 8.

METHODS OF EXERCISING STOCK OPTION
When exercising Stock Options, participants purchase shares of the Company’s Class A Common Stock at the grant price set at the time the Option was granted. Stock Options may be exercised as a:

1.	Cash Exercise: Paying cash for the shares exercised and retaining the shares

2.	Cashless Exercise: Exercising a number of Stock Options and paying for the exercise by simultaneously selling the stock and retaining the net gain

SALE OF SHARES SUBSEQUENT TO EXERCISE
When shares acquired from the exercise of Stock Options are sold at a later date, participants benefit from any price appreciation that may have occurred since the date the shares were acquired. As noted above, shares realized from a Stock Option exercise may be sold at any time, except when such sale would be considered insider trading or during blackout periods as described in more detail by the Company’s Securities Trading policy beginning on page 8.

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IF YOU LEAVE THE COMPANY

Event	Vested Stock Options	Unvested Stock Options
Normal Retirement (Age 65)	• Up to three years to exercise any vested Stock Options after retirement, provided they do not expire sooner. If not exercised within the three years following retirement, the Options expire.	• All unvested Stock Options are forfeited
Early Retirement (Age 55 through Age 64 with 7 or more years of service)
• Up to one year to exercise any vested Stock Options after early retirement, provided they do not expire sooner. If not exercised within one year following retirement, the Options expire. However, any vested Options are forfeited if a participant goes to work for a competitor[1].
• All unvested Stock Options are forfeited
Long-Term Disability (LTD)[2]	• Up to three years to exercise any vested Stock Options after LTD begins, provided they do not expire sooner. The Options expire if not exercised within the three years following onset of LTD.
• Options continue to vest according to the original vesting schedule (1/3 each year for 3 years). However, once Options vest, if they are not exercised within three years of the LTD date, the Options expire.

Death	• The optionee’s estate has up to three years to exercise any vested Stock Options, provided they do not expire sooner. The Options expire if not exercised within the three years.
• Options continue to vest according to the original vesting schedule (1/3 each year for 3 years). However, once Options vest, if they are not exercised within three years of the date of death, the Options expire.

Voluntary Resignation	• All vested Stock Options are forfeited as of the date of termination	• All unvested Stock Options are forfeited
Involuntary Termination [3] (Without Cause)	• Up to three months to exercise any vested Stock Options, provided they do not expire sooner	• All unvested Stock Options are forfeited
Dismissal for Cause (As defined by the Plan or, if applicable, the participant’s employment agreement)	• All Vested Stock Options are forfeited as of the date of termination	• All unvested Stock Options are forfeited

1 For purposes hereof, a “competitor” shall mean any business engaged in the designing, marketing or distribution of premium lifestyle products, including but not limited to apparel, home, accessories and fragrance products, which competes in any material respect with the Company or any of its Subsidiaries, Affiliates or Licensees
2 For purposes hereof, “disability” shall, unless otherwise determined by the Committee, have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant’s disability
3 Refers to termination by RL without cause, and when the employee has executed a general release with terms satisfactory to the Company. If the employee does not execute such a release, vested and unvested Stock Options expire as of the date of termination. To the extent any vested Stock Options are exercised post-termination but prior to the deadline to execute the release, the Company reserves the right to recover the value of those Stock Options if the release is not executed.

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SECURITIES TRADING POLICY
INSIDER TRADING
As provided in the Company Employee Handbook, employees are prohibited by law from buying or selling securities if an employee has or is aware of any material, non-public information about the Company and its subsidiaries. This is commonly referred to as “insider information.” Material, non-public information is any information that has not been disclosed to the public that could affect the price of the Company’s Common Stock -- either positively or negatively -- or affect a person’s decision to buy, hold or sell securities. The prohibition on insider trading applies to all transactions in the Company’s securities, including cash exercises, cashless exercises of Stock Options and sales and purchases of the Company’s stock.
Examples of what might be considered “insider information” include but are not limited to the following:

•	Earnings or other financial information

•	Changes in dividend policy

•	Stock splits

•	Mergers and acquisitions

•	Major new contracts or product-line introductions

•	Litigation involving substantial amounts of money

•	Changes in management
These insider-trading rules are applicable to employees of Ralph Lauren and its Subsidiaries and Affiliates worldwide.
COMPANY BLACKOUT PERIODS
To avoid even the appearance of “insider trading,” our Company’s Securities Trading policy prohibits members of the Board of Directors, all employees and their “Related Parties“ (as such term is defined in the Company’s Securities Trading Policy) from making trades involving stock of the Company during certain “blackout periods.” This prohibition covers all transactions in the Company’s securities, including buying or selling shares, cashless exercise of Stock Options and cash exercises of Stock Options. These blackout periods generally begin two weeks before the end of each of our fiscal quarters and continue through one trading day after the Company issues its earnings release for the fiscal quarter or year just ended. If the earnings release is issued before the opening of the market on a trading day, trading may begin the next day. The blackout periods are announced at the start of each year. The Company may prohibit trading of the Company’s stock at any time it deems such trading to be inappropriate, even outside the regular blackout periods. Individuals who receive a specific notification prohibiting them from trading the Company’s stock should note that such notification takes precedence over pre-announced blackout periods. In addition, members of the Board of Directors, Officers (any employee who is a Corporate Vice President / Division Senior Vice President or above), and all employees in the Finance, Legal and Human Resources departments must clear all trades with the Corporate Counsel, or their designee, at all times.

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ADDITIONAL PROHIBITED TRANSACTIONS
Because we believe it is inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s Common Stock, it is Company policy that employees do not engage in any of the following activities with respect to the securities of the Company:

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“In and out” trading in securities of the Company. Any Company stock purchased in the market must be held for a minimum of six months, and ideally longer. (Note that the Securities and Exchange Commission (SEC) has a “short-swing profit recapture” rule that effectively prohibits Executive Officers and members of the Board of Directors from selling any Company stock within six months of a purchase. The Company has extended this prohibition to all employees. The receipt of shares pursuant to the exercise of Stock Options is not considered a purchase under the SEC’s rule.)

•	Short sales (i.e., selling stock one does not own and then borrowing the shares to make delivery)

•	Buying or selling “puts” or “calls” (i.e., making commitments to buy or sell securities at a specified price for a fixed period of time)
CLEARANCE OF ALL TRADES BY OFFICERS AND OTHER KEY PERSONNEL

For employees at the Corporate Vice President and Division Senior Vice President level or above (“Officers”) and for all employees in the Finance, Legal and Human Resources departments, all transactions in the Company’s securities (including, but not limited to purchases, sales, transfers, etc.) must be conducted during an open trading window and pre-cleared with the Corporate Counsel, or their designee. If contemplating a transaction, please provide a written request via e-mail to RLTrading@ralphlauren.com, specifying the number of Stock Options you wish to exercise and/or the number of shares you wish to purchase or sell before contacting Merrill Lynch or any other broker, or taking any other step to initiate a transaction.

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COMPLIANCE WITH SECTION 409A
To the extent applicable, the Plan shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986 and the Department of Treasury Regulations and other interpretive guidance issued hereunder (“Section 409A”).  Notwithstanding any provision of the Plan to the contrary, it is intended that this Plan comply with Section 409A, and all provision of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

FOREIGN AWARDS AND RIGHTS
Notwithstanding any provision of the Plan to the contrary, to comply with securities, exchange control, labor, tax, or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its Subsidiaries operate or have Employees, Consultants, or directors, and/or for the purpose of taking advantage of tax favorable treatment for Awards granted to Participants in such countries, the Committee, in its sole discretion, shall have the power and authority to (i) amend or modify the terms and conditions of any Award granted to a Participants; (ii) establish, adopt, interpret, or revise any rules and procedures to the extent such actions may be necessary or advisable, including adoption of rules or procedures applicable to particular Subsidiaries or Participants residing in particular locations; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules or procedures with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related items, the shifting of employer tax liability to the Participant, tax withholding procedures, restrictions on the sale of shares of Class A Common Stock of the Company, and the handling of stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take actions hereunder, and no Awards shall be granted, that would violate the U.S. Securities Act of 1933, as amended, the Exchange Act, the Code, any securities law or governing statute.

EXCHANGE RATES
Neither the Company nor any Subsidiary shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the Participant’s Award or of any amounts due to the Participant pursuant to the settlement of the Award or, if applicable, the subsequent sale of Class A Common Stock acquired upon settlement.
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In the event of any discrepancy between this Stock Option Overview, and either the terms of the Plan or the provisions under which the Plan is administered and governed by the Compensation Committee, the Plan and the determination of the Compensation Committee will govern, as applicable. This Overview is qualified in its entirety based on the determinations, interpretations and other decisions made within the sole discretion of the Compensation Committee.

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